Exhibit 5.1

August 26, 2008

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Re:	Great Lakes Dredge & Dock Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We are counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-3, as may be amended or supplemented from time to time (the “Registration Statement”).  The Registration Statement relates to the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of up to 18,695,334 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), consisting of (i) 18,456,388 shares of Common Stock (“Shares”) previously issued to or acquired by the Selling Stockholders, (ii) 51,801 shares of Common Stock issuable under the Company’s Registration Statement on Form S-8 filed with the Commission on April 3, 2008 (“Form S-8”) upon the vesting of Restricted Stock Units (“RSU Shares”) awarded pursuant to the Company’s 2007 Long Term Incentive Plan (the “Plan”) to certain of the Selling Stockholders and (iii) 187,145 shares of Common Stock issuable under the Form S-8 upon the exercise of stock options (“Option Shares”) awarded pursuant to the Plan to certain of the Selling Stockholders.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.

Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference as to our knowledge or awareness concerning facts should be drawn from the fact that we have represented the Company or any affiliates of the Company in this or other matters.  For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of all persons signing such documents on behalf of

Neal, Gerber & Eisenberg LLP • Two North LaSalle Street • Chicago, Illinois 60602-3801 • 312.269.8000 • www.ngelaw.com

NEAL, GERBER & EISENBERG LLP

Great Lakes Dredge & Dock Corporation

the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others, including a Certificate of the Company’s Secretary.  We have made other assumptions which we have deemed appropriate for this letter.

Based upon the foregoing, we are of the opinion that (i) the Shares are validly issued and outstanding, fully paid and non-assessable shares of Common Stock, (ii) when issued under the Form S-8 in accordance with the terms and conditions of the Plan and the applicable agreements thereunder, the RSU Shares will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock and (iii) when issued under the Form S-8 and paid for in accordance with the terms and conditions of the Plan and the applicable agreements thereunder, such Option Shares will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

Our opinions set forth above are subject to the following limitations, qualifications and exceptions:

We are members of the Bar of the State of Illinois and we express no opinion herein concerning any laws other than the internal law of the State of Illinois, the federal law of the United States of America, and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware) in effect as of the date hereof.  Furthermore, our opinion on each legal issue addressed in this letter is based solely on those provisions of federal law or the General Corporation Law of the State of Delaware as in our experience are normally applicable to general business corporations.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.

This opinion letter is furnished to you solely in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein.  In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Neal, Gerber & Eisenberg LLP